Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

aTyr Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2015 Stock Option and Incentive Plan, as amended Common Stock, par value $0.001 per share	Other(2)	3,000,000(3)	$ 1.83	$ 5,490,000	.0001476	$810.32
Equity	Non-Qualified Stock Option Agreement for Non-Plan Inducement Grants Common Stock, par value $0.001 per share	Other(4)	150,000(5)	$ 1.83	$ 274,500	.0001476	$40.52
Total Offering Amounts					$ 5,764,500		$850.84
Total Fee Offsets							—
Net Fee Due							$850.84

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of aTyr Pharma, Inc. (the “Registrant”) that become issuable under the aTyr Pharma, Inc. 2015 Stock Option and Incentive Plan, as amended (the “2015 Stock Plan”), as well as any outstanding stock options granted outside of any plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The proposed price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on August 9, 2024, as reported on the Nasdaq Capital Market.

(3)

Represents 3,000,000 additional shares of Common Stock reserved and available for issuance under the 2015 Stock Plan, as approved by the Registrant’s stockholders at its annual meeting of stockholders on May 22, 2024 (the “2024 Annual Meeting”). At the 2024 Annual Meeting, the Registrant’s stockholders approved an amendment to the 2015 Stock Plan to increase the maximum number of shares of Common Stock reserved and available for issuance under the 2015 Stock Plan by 3,000,000 shares.

(4)

Pursuant to Rule 457(h) of the Securities Act, estimated solely for the purpose of calculating the registration fee, the proposed price per share and maximum aggregate offering price are based upon $1.83 per share, which is the exercise price of the option to purchase 150,000 shares of Common Stock granted by the Registrant to Jayant Aphale, Ph.D., its Vice President, Technical Operations, in August 2024 outside of a plan as a material inducement to his acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)	Represents 150,000 shares of Common Stock reserved for issuance upon the exercise of an option granted to Dr. Aphale.